Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PINSTRIPES

Defined terms included below have the same meaning as terms defined and included elsewhere in this current report on Form 8-K (this “Current Report on Form 8-K”) dated January 5, 2024, or if not defined in this Current Report on Form 8-K, in the definitive proxy statement/consent solicitation statement/prospectus filed by Banyan with the Securities and Exchange Commission (“SEC”) on December 5, 2023 (the “definitive proxy statement/consent solicitation statement/prospectus”).

Unless the context otherwise requires, any reference in this section to Pinstripes, Inc., the “Company,” “we,” “us,” “our,” or “Pinstripes” refers to Pinstripes, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination. You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this Current Report on Form 8-K and in the joint proxy statement/consent solicitation statement/prospectus, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pinstripes” section of the definitive proxy statement/consent solicitation statement/prospectus, which covers prior periods of Pinstripes. Some of the information contained in this discussion and analysis or set forth elsewhere in this Current Report on Form 8-K, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Cautionary Note Regarding Forward-Looking Statements” in this Current Report on Form 8-K and the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of the definitive proxy statement/consent solicitation statement/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

We have a 52- or 53- week fiscal year ending on the last Sunday of April. All references to fiscal 2023, fiscal 2022 and fiscal 2021 reflect the results of the 53-week fiscal year ended April 30, 2023, the 52-week fiscal year ended April 24, 2022, and the 52-week fiscal year ended April 25, 2021 respectively. The first and second fiscal quarters of 2024 reflect the results of the twelve-weeks ended on July 23, 2023 and October 15, 2023, respectively. Our first three fiscal quarters are comprised of 12 weeks each, and the fourth quarter 16 weeks, except for fiscal years consisting of 53 weeks for which the fourth quarter will consist of 17 weeks, and end on the 12th Sunday of each quarter (16th Sunday of the fourth quarter, and, when applicable, the 17th Sunday of the fourth quarter).

Overview

Pinstripes is an experiential dining and entertainment concept combining exceptional Italian-American cuisine with bowling, bocce, and private events. Our large-format community venues offer a winning combination of sophisticated fun for the consumer longing for human connectedness across generations, and we deliver a broad range of experiences, from a 300-person wedding in one of our many event spaces, to an intimate date night for two in one of our dining rooms, to a birthday party on our bowling lanes or bocce courts. This ability to offer curated and engaging experiences across a broad range of occasions enables us to generate revenue from numerous sources, including dining, bowling and bocce and private events and off-site events and catering.

As of January 5, 2024, we owned and operated 15 restaurants in nine states and Washington D.C., and employed approximately 2,000 PinMembers. We are highly disciplined in our site selection process, and we design and construct large-format locations that are each 26,000 to 38,000 square feet of interior space, plus additional outdoor patio space that includes outdoor dining, bocce courts, fire-pits and decorative fountains. Each location can host over 900 guests at a time, with dining capacity of approximately 300 guests, bar capacity of 75 guests, 11 to 20 bowling lanes, 6 to 12 indoor/outdoor bocce courts and multiple private event spaces that can accommodate groups of 20 to 1,000 guests. Our locations generated average unit volumes (“AUV”), as further defined below, of $8.6 million for the fiscal year ended April 30, 2023, demonstrating the scale of our operating model and ability to tailor our space in bespoke ways. Our overall revenue growth over the past few years has primarily been driven by increases in same store sales and is expected in the future to be primarily driven by revenues from new location openings and increases in same store sales.

Factors Affecting Our Business

Expanding Footprint

We have developed a disciplined new venue growth strategy in both new and existing markets, and target certain initial sales, profitability and payback period goals for each new venue opening. We employ a sophisticated, data-based site selection strategy that is highly collaborative with our real estate development partners and network of brokers around the country and focuses on markets with high income and education levels, population density and strong co-tenants. We expect to benefit from a powerful density effect as we continue to open new venues in existing markets, which increases market awareness and generates staffing synergies.

Macroeconomic Conditions

Consumer spending on food and entertainment outside the home fluctuates with macroeconomic conditions. Consumers tend to allocate higher spending to food outside the home when macroeconomic conditions are stronger, and rationalize spending on food outside the home during weaker economies. While we have been able to partially offset inflation and other increases, such as wage increases, in the costs of core operating resources by gradually increasing menu prices, coupled with more efficient purchasing practices, productivity improvements, and greater economies of scale, there can be no assurance that we will be able to continue to do so in the future. In particular, macroeconomic conditions could make additional menu price increases imprudent. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our customers without any resulting change to their visit frequencies or purchasing patterns.

Fiscal Calendar and Seasonality

We operate on a 52-week or 53-week fiscal year that ends on the last Sunday of April. In a 52-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains sixteen weeks. In a 53-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains seventeen weeks.

Our revenues are influenced by seasonal shifts in consumer spending. Typically, our average sales per location are highest during the holiday season (specifically the period from the last week of November to the second week of January) and summer, and lowest in the winter and the fall (other than during the holiday season). This seasonality is due to increases in spending and private events during the holiday season, following by continued increased activity as the weather improves in the spring and summer. The fall and winter are our lowest sales seasons due to the fact that the weather is typically deteriorating and children are returning to school. However, throughout fiscal 2021, a variety of factors, including the impacts of COVID-19 on our business, government actions taken to respond to COVID-19 and to stimulate the United States’ recovery from COVID-19, and changing consumer preferences caused fluctuations in our sales volumes that were different than our typical seasonality. Additionally, holidays, changes in the economy, severe weather and similar conditions may impact sales volumes seasonally in some operating regions.

As a result of these factors and the differences among our fiscal quarters, our quarterly operating results and comparable restaurant sales, as well as our key performance measures, may fluctuate significantly from quarter to quarter and our results for any one quarter are not indicative of any other quarter.

The COVID-19 Pandemic and Other Impacts to our Operating Environment

For much of our fiscal year ended April 25, 2021, the COVID-19 pandemic resulted in a significant reduction in guest traffic due to changes in consumer behavior as public health officials encouraged social distancing and required personal protective equipment. Also, state and local governments mandated restrictions including suspension of dine-in operations, reduced restaurant seating capacity, table spacing requirements, bar closures and additional physical barriers. Once COVID-19 vaccines were approved and moved into wider distribution in the United States in early 2021, public health conditions improved and almost all of the COVID-19 restrictions on businesses eased.

During our fiscal year ended April 24, 2022, increases in the number of cases of COVID-19 throughout the United States including those as a result of the Omicron variant which significantly impacted our locations in January 2022, subjected some of our locations to other COVID-19-related restrictions such as mask and/or vaccine requirements for team members, guests or both. Exclusions and quarantines of PinMembers or groups thereof disrupt an individual location’s operations and often come with little or no notice to the local management. During fiscal 2022, fiscal 2023 and the first twelve weeks of fiscal 2024 along with COVID-19, our operating results were impacted by geopolitical and other macroeconomic events, leading to higher than usual inflation of wages and other cost of goods sold. These events also impacted the availability of PinMembers needed to staff our locations and caused additional disruptions in our product supply chain. The market for qualified talent is competitive and we must provide increasingly attractive wages, benefits, and workplace conditions to retain qualified PinMembers, particularly with respect to managerial positions where the pool of qualified candidates can be small. Increases in wage and benefits costs, including as a result of increases in minimum wages, including sub minimum wages applicable to tipped positions, and other governmental regulations affecting labor costs, have significantly increased our labor costs and operating expenses and have made it more difficult to fully staff our restaurants.

The Company continues to monitor and address impacts of the COVID-19 pandemic, including any related governmental actions. Although we believe our operating results will continue to improve as we expand our footprint and continue to implement operating efficiencies, we may incur future expenses related to wage inflation, staffing challenges, product cost inflation and disruptions in the supply chain.

The Business Combination

Pinstripes, Banyan and Merger Sub, entered into the Second Amended and Restated Business Combination Agreement on November 22, 2023. Upon consummation of the Business Combination, on December 29, 2023, Pinstripes merged with and into Merger Sub, with Pinstripes surviving the merger as a wholly owned subsidiary of Banyan. In connection with the Closing, Banyan was renamed “Pinstripes Holdings, Inc.” References below to “New Pinstripes” denote the post-Business Combination entity that was formerly Banyan.

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Banyan is treated as the acquired company and Pinstripes is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Pinstripes represent a continuation of the financial statements of Pinstripes, with the Business Combination treated as the equivalent of Pinstripes issuing stock for the historical net assets of Banyan, accompanied by a recapitalization. The net assets of Banyan will be stated at fair value, which is expected to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Pinstripes.

As a consequence of the Business Combination, Pinstripes, became a subsidiary of an SEC- registered and NYSE-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Performance Metrics

We track the following key business metrics to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. We believe that these key business metrics provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team. These key business metrics are presented for supplemental informational purposes only, and may be different from similarly titled metrics or measures presented by other companies.

Selected Metrics:

Average Unit Volumes (AUV)

	Fiscal Year Ended
(dollar amounts in millions)	April 30, 2023	April 24, 2022	April 25, 2021
Total Locations	13	13	13
AUV	8.6	5.9	1.9

Average unit volume (“AUV”) is the total revenue generated by operating Pinstripes locations for the entire fiscal year, divided by the number of operating Pinstripes locations for the entire fiscal year. This measurement allows us to assess, and our investors to understand, changes in guest spending patterns of our restaurants and the overall performance of our existing locations. An increase or decrease in AUV is the result of changes in guest traffic and average guest check. We gather daily sales data and regularly analyze the restaurant traffic counts and the mix of menu items sold to aid in developing menu pricing, product offerings and promotional strategies designed to produce sustainable AUV. When opening locations in new markets, we typically generate significant revenues in the first year of operation as a result of guests wanting to experience a new concept open in the market, and typically continue to generate significant revenues in the second year and years thereafter as our overall brand awareness increases in the surrounding areas, coupled with an increase in many types of private events that are booked months, or years, in advance (i.e., weddings, bar mitzvahs, graduation parties, and others).

Store Labor and Benefits Percentage

	Twelve Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Store labor and benefits	$9,337	$9,052	3.1%
As a percentage of total revenue	37.9%	37.8%

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Store labor and benefits	$18,634	$18,066	3.0%
As a percentage of total revenue	37.0%	36.9%

Store Labor and Benefits Percentage is store labor and benefits costs measured under GAAP divided by total revenue.

Same Store Sales Growth

	Twelve Weeks Ended
	October 15,	October 9,
	2023	2022
Same Store Sales Growth	1.9%	36.6%
Store Base	13	13

	Twenty-Four Weeks Ended
	October 15,	October 9,
	2023	2022
Same Store Sales Growth	2.5%	45.2%
Store Base	13	13

Same store sales growth refers to the change in year-over-year sales for the comparable store base. We include stores in the comparable store base that have been in operation for at least 12 full months prior to the accounting period presented. The COVID-19 pandemic impacted our store operations in fiscal year 2021 and resulted in stores being closed or capacity severely limited during our fiscal year 2021. Therefore, our stores were not comparable until the first quarter of fiscal year 2023, and therefore comparable same store sales growth can only be measured for periods beginning with the first quarter of fiscal year 2023.

Since opening new stores will be a significant component of our sales growth, comparable restaurant sales growth is only one measure of how we evaluate our performance.

Number of Store Openings

The number of store openings reflects the number of stores opened during a particular reporting period. Before we open new stores, we incur pre-opening expenses. The number and timing of store openings has had, and is expected to continue to have, an impact on our results of operations.  For both the twelve and twenty-four weeks ended October 15, 2023 we had one new store opening.

Components of Results of Operations

Revenue

We recognize food and beverage revenue, net of discounts and incentives, when payment is tendered at the point of sale as the performance obligation has been satisfied. Food and beverage revenues include the sale of food and beverage products. Recreation revenue includes bowling and bocce sales. Revenues are recognized net of discounts and taxes. Event deposits received from guests are deferred and recognized as revenue when the event is held. Events sales consisting of charges for bowling or bocce play are recognized as “recreation revenue,” while all other event sales are recognized as “food and beverage revenue.”

We sell gift cards, which do not have expiration dates and do not deduct non-usage fees from outstanding gift card balances. We record gift card sales as a liability and recognized as revenue upon redemption by the customer. For unredeemed gift cards that we expect to be entitled to breakage and for which there is no legal obligation to remit the unredeemed gift card balances to the relevant jurisdictions, we recognize expected breakage as revenue in proportion to the pattern of redemption by the customers. The determination of the gift card breakage is based on our specific historical redemption patterns.

Revenues are reported net of sales tax collected from customers. Sales tax collected is included in other accrued liabilities on the Consolidated Balance Sheets until the taxes are remitted to the appropriate taxing authorities.

Restaurant Operating Costs

Cost of food and beverage

The components of food and beverage are variable in nature, increase as sales volumes increase and are influenced by sales mix, commodity costs, and inflation.

Store labor and benefits

Store labor and benefits consists of all restaurant-level management and hourly labor costs including salaries, wages, benefits, bonuses, and payroll taxes. Corporate-level employees are otherwise classified within general and administrative expenses on the consolidated statements of operations.

Factors that influence labor costs include minimum wage and payroll tax legislation, health care costs, and size and location of our stores.

Store occupancy costs, excluding depreciation

Store occupancy costs, excluding depreciation, consists of rent expense, common area maintenance costs, real estate taxes, and utilities.

Other store operating expenses, excluding depreciation

Other store operating expenses include other operating expenses incidental to operating our locations, such as third-party delivery fees, non-perishable supplies, repairs and maintenance, credit card fees and property insurance.

Operating Expenses

General and administrative expenses

General and administrative expenses consist primarily of operations, finance, advertising, legal, human resources, administrative personnel, and other personnel costs that support development and operations, as well as stock-based compensation expense.

Depreciation expense

Depreciation expense includes the depreciation of fixed assets, including leasehold improvements and equipment.

Impairment loss

Long-lived assets, such as property and equipment, and operating lease right-of-use assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment loss is recognized for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. See Note 2, Significant Accounting Policies, to our audited consolidated financial statements included in the definitive proxy statement/consent solicitation statement/prospectus and the notes to our unaudited financials filed as an exhibit to the Current Report on Form 8-K for further information.

Pre-opening expenses

Pre-opening costs include costs associated with the opening and organizing of new stores, including the cost of pre-opening rent, training, relocation, recruiting and travel costs for team members engaged in such pre-opening activities. All pre-opening costs are expensed as incurred.

Interest expense

Interest expense includes mainly the interest incurred on our outstanding indebtedness, as well as amortization of deferred financing costs, mainly debt origination and commitment fees.

Other expenses

Other expenses have to date been immaterial.

Gain on debt extinguishment

Gain on debt extinguishment includes forgiveness of Paycheck Protection Program Loans (“PPP Loans”).

Gain on change in fair value of warrant liability

Changes in the fair value of our outstanding warrant liabilities are recognized in the statement of operations. Decreases or increases on the liability are based changes to our fair market valuation.

Income tax expense

Our income tax expense consists primarily of federal and state income taxes and has historically not been material.

Results of Operations

We operate in one operating and reportable segment.

Comparison of twelve weeks ended October 15, 2023 (“ second quarter of fiscal 2024”) and twelve weeks ended October 9, 2022 (“second quarter of fiscal 2023”)

The following table summarizes our results of operations:

	Twelve Weeks Ended		Dollar	Percentage
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Change	Change
Food and beverage revenues	$19,435	$18,998	$437	2.3%
Recreation revenues	5,188	4,946	242	4.9%
Total revenue	24,623	23,944	679	2.8%
Cost of food and beverage	4,278	4,198	80	1.9%
Store labor and benefits	9,337	9,052	285	3.1%
Store occupancy costs, excluding depreciation	4,583	4,217	366	8.7%
Other store operating expenses, excluding depreciation	5,134	3,864	1,270	32.9%
General and administrative expenses	3,774	3,312	462	13.9%
Depreciation expense	1,697	1,861	(164)	(8.8)%
Pre-opening expenses	3,026	459	2,567	559.3%
Operating loss	(7,206)	(3,019)	(4,187)	(138.7)%
Interest expense	(1,908)	(265)	(1,643)	(620.0)%
Gain on change in fair value of warrant liability	1,759	-	1,759	100.0%

	Twelve Weeks Ended		Dollar	Percentage
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Change	Change
Gain (loss) on debt extinguishment	-	(10)	10	100.0%
Income (loss) before income taxes	(7,355)	(3,294)	(4,061)	(123.3)%
Income tax expense	(72)	96	(168)	(175.0)%
Net income (loss)	$(7,283)	$(3,390)	$(3,893)	(114.8)%

Revenue

The increase in revenue for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to increases in menu and event pricing and one new location opening in the second quarter of fiscal 2024 compared to none in fiscal 2023 offset by modest decreases in transaction volume.

Restaurant Operating Costs

Cost of food and beverage

	Twelve Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Cost of food and beverage	$4,278	$4,198	1.9%
As a percentage of total revenue	17.4%	17.5%

The increase in food and beverage costs for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was entirely due to an increase in food and beverage sales which was partially offset by reduced food and beverage costs of approximately $16,564.16 as efficiency efforts began in fiscal 2024.

As a percentage of revenue, the decrease in food and beverage costs for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to efficiencies resulting from (i) an increase in event sales, which generally result in higher margins due to a favorable pricing model, scale and simplicity of menus, and (ii) the use of a higher percentage of lower-cost spirit sales versus beer and wine.

Store labor and benefits

	Twelve Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Store labor and benefits	$9,337	$9,052	3.1%
As a percentage of total revenue	37.9%	37.8%

The increase in store labor and benefits expenses for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to an increased number of hourly employees to meet increased demand and customer traffic and an increased number of event sales employees in connection with the growth of our private events operations. Also, the addition of one new store contributed to higher store labor and benefits costs.

As a percentage of revenue, the increase in store labor and benefits expenses for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to the addition of one new location and the associated initial post-opening ramp up in costs relative to the ramp up in revenues of the new location.

Store occupancy costs, excluding depreciation

	Twelve Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Store occupancy costs, excluding depreciation	$4,583	$4,217	8.7%
As a percentage of total revenue	18.6%	17.6%

The increase in store occupancy costs, excluding depreciation for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to one new location opening in fiscal 2024 compared to fiscal 2023 plus modest increases in common area maintenance charges at various locations due to normal increases in operating costs passed on by various landlords pursuant to our leases, as well as modest increases in real estate taxes for similar locations.

As a percentage of revenue, the increase in store occupancy costs, excluding depreciation for fiscal 2024 compared to fiscal 2023 was primarily due to the addition of one new location and the associated initial post-opening ramp up in costs being relatively higher to the ramp up in revenues of the new location.

Other store operating expenses, excluding depreciation

	Twelve Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Other store operating expenses, excluding depreciation	$5,134	$3,864	32.9%
As a percentage of total revenue	20.9%	16.1%

The increase in other store operating expenses, excluding depreciation for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to due to one new location opening in fiscal 2024 compared to fiscal 2023 plus overall store supply and location infrastructure expenses increasing due to increased utilization and inflation driven cost increases.

As a percentage of revenue, the increase in other store operating expenses, excluding depreciation for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to the addition of one new location and the associated initial post-opening ramp up in costs relative to the ramp up in revenues of the new location.

General and administrative expenses

	Twelve Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
General and administrative expenses	$3,774	$3,312	13.9%
As a percentage of total revenue	15.3%	13.8%

The increase in general and administrative expenses, including as a percentage of total revenue, for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to increased marketing spend and additional corporate headcount added in fiscal 2024 compared to fiscal 2023.

Depreciation expense

	Twelve Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Depreciation expense	$1,697	$1,861	(8.8)%
As a percentage of total revenue	6.9%	7.8%

The decrease in depreciation expense for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to a change in our fixed asset depreciation schedule, most notably assets being fully depreciated and removed from the schedule.

As a percentage of revenue, the decrease in depreciation expense for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to an increase in sales and decrease in depreciation expense.

Pre-opening expenses

	Twelve Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Pre-opening expenses	$3,026	$459	559.3%
As a percentage of total revenue	12.3%	1.9%

The increase in pre-opening expenses, including as a percentage of total revenue, for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to training and hiring, marketing and legal expenses associated with the planned opening of six new venues opening in fiscal 2024 compared to one new planned location in fiscal 2023.

Interest expense

	Twelve Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Total interest expense	$(1,908)	$(265)	620%
As a percentage of total revenue	7.7%	1.1%

The increase in interest expense for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to an increase in indebtedness.

Gain on change in fair value of warrant liability

	Twelve Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Gain on change in fair value of warrant liability	$1,759	$-	100.0%
As a percentage of total revenue	7.1%	0.0

The increase in gain on change in fair value of warrant liability is due to the decrease in our fair market valuation and its impact on the value of our outstanding warrants as of end of the second quarter of fiscal 2024.

Loss before income taxes

	Twelve Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
(Loss) before income taxes	$(7,355)	$(3,294)	(123.3)%

The increase in loss before income taxes for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to the factors described above.

Net Loss

	Twelve Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Net (loss)/income	$(7,283)	$(3,390)	(114.8)%

The increase in net loss for the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023 was primarily due to the factors described above.

Comparison of twenty-four weeks ended October 15, 2023 and twenty-four weeks ended October 9, 2022

The following table summarizes our results of operations:

	Twenty-Four Weeks Ended		Dollar	Percentage
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Change	Change
Food and beverage revenues	$39,952	$39,398	$554	1.4%
Recreation revenues	10,412	9,527	885	8.5%
Total revenue	50,364	48,925	1,439	2.9%
Cost of food and beverage	8,715	8,627	88	1.0%
Store labor and benefits	18,634	18,066	568	3.0%
Store occupancy costs, excluding depreciation	5,590	8,246	(2,656)	(32.2)%
Other store operating expenses, excluding depreciation	9,556	8,178	1,378	14.4%
General and administrative expenses	7,302	7,311	(9)	(0.1)%
Depreciation expense	3,341	3,714	(373)	(11.2)%
Pre-opening expenses	5,304	985	4,319	81.4%
Operating loss	(8,078)	(6,202)	(1,876)	(30.2)%
Interest expense	(3,601)	(457)	(3,144)	(87.3)%
Gain on change in fair value of warrant liability	1,350	-	1,350	100.0%
Gain (loss) on debt extinguishment	-	8,448	(8,448)	(100.0)%
Income (loss) before income taxes	(10,329)	1,789	(12,118)	(677.4)%
Income tax expense	-	144	(144)	(100.0)%

	Twenty-Four Weeks Ended		Dollar	Percentage
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Change	Change
Net income (loss)	$(10,329)	$1,645	$(11,974)	(727.9)%

Revenue

The increase in revenue for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to price increases in menu items and events, contributing 89% of the increase in revenue in the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022. In addition, revenue also benefitted one new location being open for a portion of the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022.

Restaurant Operating Costs

Cost of food and beverage

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Cost of food and beverage	$8,715	$8,627	1.0%
As a percentage of total revenue	17.3%	17.6%

The increase in food and beverage costs for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was entirely due to an increase in food and beverage sales which was partially offset by reduced food and beverage costs of approximately $33,309.66 as efficiency efforts began in fiscal 2024.

As a percentage of revenue, the decrease in food and beverage costs for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to efficiencies resulting from (i) an increase in event sales, which generally result in higher margins due to a favorable pricing model, scale and simplicity of menus, and (ii) the use of a higher percentage of lower-cost spirit sales versus beer and wine.

Store labor and benefits

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Store labor and benefits	$18,634	$18,066	3.0%
As a percentage of total revenue	37.0%	36.9%

The increase in store labor and benefits expenses for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to an increased number of event sales employees in connection with the growth of our private events operations and one new location open in a portion of the twenty-four weeks ended October 15, 2023.

As a percentage of revenue, store labor and benefits for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 remained consistent resulting from an increase in event sales, which generally result in more predictable and favorable labor costs offset by modest increases in wages and other labor related costs.

Store occupancy costs, excluding depreciation

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Store occupancy costs, excluding depreciation	$5,590	$8,246	(32.2)%
As a percentage of total revenue	11.1%	16.9%

The decrease in store occupancy costs, excluding depreciation for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to the impact of the amendment of our lease agreement entered in June 2023 for our Georgetown location, resulting in a reduction of occupancy cost in the period of $3,281,265, offset in part by modest increases in common area maintenance charges at various locations due to normal increases in operating costs passed on by various landlords pursuant to our leases, as well as modest increases in real estate taxes for similar locations.

As a percentage of revenue, the decrease in store occupancy costs, excluding depreciation for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to the Georgetown lease restructuring and an increase in sales in the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022.

Other store operating expenses, excluding depreciation

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Other store operating expenses, excluding depreciation	$9,556	$8,178	14.4%
As a percentage of total revenue	19.0%	16.7%

The increase in other store operating expenses, excluding depreciation for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to overall store supply and location infrastructure expenses increasing due to increased utilization and inflation driven cost increases plus one new store opening.

As a percentage of revenue, the increase in other store operating expenses, excluding depreciation for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to inflation and utilization rates for supply and location infrastructure expenses outpacing revenue increases.

General and administrative expenses

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
General and administrative expenses	$7,302	$7,311	(0.1)%
As a percentage of total revenue	14.5%	14.9%

The decrease in general and administrative expenses for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to reductions in consulting and legal fees as compared to fiscal 2023.

As a percentage of revenue, the decrease in general and administrative expenses for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to the reductions discussed in the preceding paragraph and an increase in sales.

Depreciation expense

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Depreciation expense	$3,341	$3,714	(11.2)%
As a percentage of total revenue	6.6%	7.6%

The decrease in depreciation expense for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to a change in our fixed asset depreciation schedule, most notably assets being fully depreciated and removed from the schedule.

As a percentage of revenue, the decrease in depreciation expense for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to lower depreciation expense as described in the preceding paragraph and an increase in sales.

Pre-opening expenses

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Pre-opening expenses	$5,304	$985	438.5%
As a percentage of total revenue	10.5%	0.2%

The increase in pre-opening expenses, including as a percentage of total revenue, for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to training and hiring, marketing and legal expenses associated with the opening of the planned six new venues scheduled to open in fiscal 2024 compared to one new location in fiscal 2023.

Interest expense

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Total interest expense	$(3,601)	$(457)	(688.0%
As a percentage of total revenue	7.1%	0.1%

The increase in interest expense for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to an increase in indebtedness near the end of the twenty-four weeks ended October 15, 2023.

As a percentage of revenue, the interest expense for the twenty-four weeks ended October 15, 2023 increased due to the increase in indebtedness as compared to the twenty-four weeks ended October 9, 2022.

Gain on change in fair value of warrant liability

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Gain on change in fair value of warrant liability	$1,350	$-	100.0%
As a percentage of total revenue	2.7%	-

The increase in gain on change in fair value of warrant liability is primarily due to the decrease in our fair market valuation in the second quarter of fiscal 2024 and its impact on the value of warrants outstanding.

Gain (loss) on debt extinguishment

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Gain (loss) on debt extinguishment	$-	$8,448	(100.0)%
As a percentage of total revenue	-	17.3%

The decrease in gain on debt extinguishment was due to no PPP Loans being forgiven in the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022.

Income (loss) before income taxes

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Income (loss) before income taxes	$(10,329)	$1,789	(677.4)%

The increase in loss before income taxes for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to the factors described above.

Net Loss

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Net (loss)/income	$(10,329)	$1,645	(727.9)%

The increase in net loss for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to the factors described above.

Liquidity and Capital Resources

To date, we have funded our operations through proceeds received from previous common stock and preferred stock issuances, through borrowings under various lending commitments and through cash flow from operations. As of October 15, 2023 and April 30, 2023 we had $8.0 million and $8.4 million in cash and cash equivalents, respectively. In fiscal 2023, we borrowed $22.5 million under a loan facility (the “Silverview Facility”) with Silverview Credit Partners LP (“Silverview”) and had access to second tranche in the amount of $12.5 million through the Silverview Facility. In fiscal 2023 we borrowed $11.5 million under an equipment loan facility (the “Granite Creek Facility”) with Granite Creek Partners (“Granite Creek”). In the first twenty-four weeks of fiscal 2024, we borrowed an additional $7.5 million under such facilities. On December 29, 2023, we borrowed an additional $5.0 million under the Silverview Facility for a total of $35 million in conjunction with entering into a new Loan Agreement with Oaktree under which we borrowed an additional $50.0 million. As of December 29, 2023 we had approximately $40.0 million in cash and cash equivalents. If we are unable to generate positive operating cash flows, additional debt and equity financings may be necessary to sustain future operations, and there can be no assurance that such financing will be available to us on commercially reasonable terms, or at all.

Historically, our primary liquidity and capital requirements have been for new location development, initiatives to improve the customer experience in our locations, working capital and general corporate needs. We have not required significant working capital because landlords have provided substantial tenant improvement allowances for construction, customers generally pay using cash or credit and debit cards and, as a result, our operations do not generate significant receivables. We have benefitted from tenant improvement allowances. Additionally, our operations do not require significant inventories due, in part, to our use of numerous fresh ingredients, and we are able to sell most of our inventory items before payment is due to the supplier of such items.

In the first twenty-four weeks of fiscal 2024, we completed the closing of $21.3 million of Series I Convertible Preferred Stock, representing the sale of an aggregate of 850,648 shares of our Series I Convertible Preferred Stock at a purchase price of $25.00 per share. In connection with Closing, the shares of Series I Convertible Preferred Stock were automatically cancelled and extinguished and converted into the right to receive shares of New Pinstripes Class A Common Stock, in accordance with the Business Combination Agreement.

Based on our current operating plan, we believe our existing cash and cash equivalents, additional cash from the Business Combination (primarily the proceeds from the Oaktree Loan Agreement, as described below), and additional tenant improvement allowances will be sufficient to fund our operating lease obligations, capital expenditures, and working capital needs for at least the next 12 months following the date of this Current Report on Form 8-K. We expect the proceeds from the Oaktree Loan Agreement will also facilitate further growth in our business, including through the development of additional locations. Furthermore, our ability to organically generate cash from continuing operations of existing and new locations will provide additional liquidity and resources beyond the next 12 months following the date of this Current Report on Form 8-K.

Indebtedness

As of October 15, 2023 and April 30, 2023, we had an aggregate of $44.2 million and $37.3 million of indebtedness outstanding under a variety of credit facilities and other instruments, respectively. On March 7, 2023, we borrowed $22.5 million under the Silverview Facility (the “Silverview Term Loan”), which loan is disbursable in two tranches and matures on June 7, 2027. On April 19, 2023, we borrowed $11.5 million under a term loan with GCP II Agent, LLC (the “Granite Creek Term Loan”), which loan matures on April 19, 2028. During the first twenty-four weeks of fiscal 2024, we borrowed an additional $7.5 million under such facilities. On December 29, 2023, we borrowed an additional $5.0 million under the Silverview Facility and $50.0 million under the Oaktree Loan Agreement. Total indebtedness on December 29, 2023 was approximately $99.2 million. The proceeds of the Granite Creek Term Loan were used to finance the purchase of furniture, trade fixtures, equipment and other personal property in connection with five of our new locations (the “Purchased FF&E”). We may enter into further equipment financings from time to time. On June 4, 2021, we issued $5.0 million aggregate principal amount of convertible notes, which convertible notes automatically converted into Pinstripes Common Stock immediately prior to the consummation of the Business Combination and converted into the right to receives shares of New Pinstripes Class A Common Stock, in accordance with the Business Combination Agreement. During Fiscal 2021, we borrowed a total of $3.3 million of PPP Loans, of which $500,000 remained outstanding as of October 15, 2023.

Oaktree Loan Agreement

Also on December 29, 2023, following the Business Combination Pinstripes and the registrant entered into a Loan Agreement (the “Loan Agreement”) with Oaktree Fund Administration, LLC, as agent (the “Agent”) and the lenders party thereto (the “Lenders), providing for a term loan commitment of $50.0 million to Pinstripes (the “Tranche 1 Loan”) from the Lenders. The Loan Agreement provides that:

•              interest on the Tranche 1 Loan accrue on a daily basis calculated based on a 360-day year at a rate per annum equal to (i) 12.5% payable quarterly in arrears, at Pinstripes’ option either in cash or in kind (subject to certain procedures and conditions); provided that the interest payable in respect of any period following December 31, 2024, interest under this clause (i) will be required to be paid solely in cash, plus (ii) 7.5% payable quarterly in arrears, at Pinstripes’ option, either in cash or in kind (subject to certain procedures and conditions);

•              the maturity date of the Tranche 1 Loan is December 29, 2028;

•              the obligations of Pinstripes under the Tranche 1 Loan are unconditionally guaranteed (the “Guarantees”) by Pinstripes Holdings, Inc. and certain other subsidiaries of Pinstripes (collectively, the “Guarantors”);

•              the obligations under the Tranche 1 Loan and the Guarantees are secured by a second lien security interest in substantially all assets of Pinstripes and the Guarantors, subordinate to the first lien security interests of the other senior secured lenders of Pinstripes, and including a pledge of the equity of Pinstripes;

•              Pinstripes and the Guarantors are subject to certain financial covenants that require the Company and its subsidiaries to maintain a minimum specified total net leverage ratio, beginning on January 6, 2025 and thereafter throughout the term of the loan as follows:

January 6, 2025	6.00:1.00
January 7, 2025 – January 4, 2026	5.00:1.00
January 5, 2026 – January 3, 2027	4.50:1.00
January 4, 2027 – January 2, 2028	4.00:1.00
After January 2, 2028	3.75:1.00

•              Pinstripes and the Guarantors are subject to negative covenants restricting the activities of Pinstripes and the Guarantors, including, without limitation, limitations on: dispositions; mergers or acquisitions; incurring indebtedness or liens; paying dividends or redeeming stock or making other distributions; making certain investments; and engaging in certain other business transactions;

•              any prepayment of the Tranche 1 Loan prior to its maturity date will be subject to a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points; and

•              in connection with the Tranche 1 Loan Closing, the Lenders were granted fully detachable warrants exercisable for an aggregate of 2,500,000 shares of Class A Common Stock, at a strike price equal to $0.01 per share (the “Tranche 1 Warrants”). In the event that the volume-weighted average price per share of Class A Common Stock during the period commencing on the 91st day after Tranche 1 Loan Closing and ending 90 days thereafter is less than $8.00 per share, the Lenders will be granted additional Tranche 1 Warrants exercisable for an aggregate of 187,500 shares of Class A Common Stock, and in the event that the volume-weighted average price per share of New Pinstripes Class A Common Stock during the period commencing on the 91st day after Tranche 1 Loan Closing and ending 90 days thereafter is less than $6.00 per share, the Lenders will instead be granted additional Tranche 1 Warrants exercisable for 412,500 shares of Class A Common Stock. The Loan Agreement further provides that (i) the Tranche 1 Warrants may be exercised at any time after the Tranche 1 Loan Closing, and prior to the date that is ten years from the Tranche 1 Loan Closing and (ii) subject to customary exceptions, the Lenders will agree not to transfer, assign or sell any Tranche 1 Loan Warrants, or the shares of Class A Common Stock underlying such Tranche 1 Loan Warrants, until twelve months after the Tranche 1 Loan Closing.

The Loan Agreement also provides that the Lenders will have the option at their sole discretion and election, but not the obligation, subject to satisfaction of certain conditions, to fund an additional loan of $40.0 million (the “Tranche 2 Loans”) no earlier than nine months and no later than 12 months following the Tranche 1 Loan Closing. The Loan Agreement provides that in connection with the funding of Tranche 2 Loans, the Lenders will be granted additional warrants exercisable for an aggregate of 1,750,000 shares of Class A Common Stock, at a strike price equal to $0.01 per share (the “Tranche 2 Warrants” and, together with the Tranche 1 Warrants, the “Oaktree Warrants”) and that in the event that the volume-weighted average price per share of Class A Common Stock during the period commencing on the 91st day after the Tranche 1 Loan Closing and ending 90 days thereafter is less than $6.00 per share, the Lenders will instead be granted Tranche 2 Warrants exercisable for an aggregate of 1,900,000 shares Class A Common Stock, at a strike price equal to $0.01 per share. The Oaktree Warrants will be exercisable on a cashless basis and the Company will provide for the registration for resale of the shares of Class A Common Stock underlying the Oaktree Warrants.

The Loan Agreement also provides that the Agent will have the right to either appoint a director to the Board of Directors of the Company (the “Board”) or an observer to the Board, at the election of the Agent. The Agent will initially elect to appoint an observer to the Board.

Silverview Loan Agreement Amendment and Joinder

On December 29, 2023, Pinstripes, the other guarantors party thereto, Silverview Credit Partners LP, as agent (“Silverview”), and the lenders party thereto entered into the Fifth Amendment (the “Fifth Amendment”) to the Loan Agreement, dated as of March 7, 2023 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Silverview Loan Agreement”) and Second Amendment to Pledge and Security Agreement. On December 29, 2023 Pinstripes Holdings, Inc. (“Holdings”) also entered into that certain Omnibus Joinder (the “Joinder”) with Silverview pursuant to which Holdings agreed to become a party to (i) that certain continuing Guaranty Agreement, dated Mach 7, 2023 among Pinstripes, the other guarantors defined therein, and Silverview and (ii) Pledge and Security Agreement, dated Mach 7, 2023 among Pinstripes and the other grantors (as defined therein). Pursuant to the Fifth Amendment, the Silverview Loan Agreement was modified to (x) permit the transactions contemplated in connection with the Business Combination, (y) permit the Tranche 1 Loan, subject to the terms of an intercreditor agreement between Silverview and Oaktree Fund Administration, LLC, and (z) conform the representations, warranties, and financial covenants owed by Pinstripes to Silverview to be substantially similar to those set forth in the Tranche 1 Loan. In connection with the Joinder, Holdings agreed to guarantee payment in full of the amounts owed by Pinstripes pursuant to the Silverview Loan Agreement and granted a first lien security interest and pledge of all shares of stock of Pinstripes held by Holdings.

On December 29, 2023, Pinstripes also borrowed an additional $5.0 million pursuant to the Silverview Loan Agreement.

Granite Creek Loan Agreement Amendment and Joinder

On December 29, 2023, Pinstripes, GCCP II Agent, LLC, as agent (“Granite Creek”) and the lenders party thereto entered into Amendment No. 2 to (the “Amendment No. 2”) to the Term Loan and Security Agreement, dated as of April 19, 2023 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Granite Creek Loan Agreement”). On December 29, 2023, Holdings also entered into that certain Guaranty with Granite Creek pursuant to which Holdings has guaranteed payment of amounts owed by Pinstripes pursuant to the Granite Creek Loan Agreement. Pursuant to Amendment No. 2, the Granite Creek Loan Agreement was modified to (i) permit the transactions contemplated in connection with the Business Combination, and (ii) permit the Tranche 1 Loan, subject to the terms of an intercreditor agreement between Granite Creek and Oaktree Fund Administration, LLC.

For further discussion of our indebtedness, see “Indebtedness of Pinstripes” in the defintive proxy statement/consent solicitation statement/prospectus.

Redeemable Convertible Preferred Stock

As of October 15, 2023, we had nine classes of preferred stock: Series A, B, C, D, E, F, G, H and I (collectively, the “Preferred Stock”). In the first twenty-four weeks of fiscal 2024, we completed the closing of the sale of an aggregate of 850,648 shares of our Series I Convertible Preferred Stock at a purchase price of $25.00 per share. The common stock and Preferred Stock voted on all matters as one class, with each share of common stock and each share of the Preferred Stock being entitled to one vote, and all have a par value of $0.01. Each share of each series of Preferred Stock was convertible at any time into shares of Pinstripes Common Stock at a ratio of one to one. Each share of Preferred Stock converted to a share of Pinstripes Common Stock in connection with the Business Combination and such shares of Pinstripes Common Stock were automatically cancelled and extinguished and converted into the right to receive shares of New Pinstripes Common Stock in accordance with the Business Combination Agreement.

Warrants

As of October 15, 2023 and April 30, 2023, we had 532,179 and 483,649, respectively, of warrants outstanding with certain financing providers in connection with the issuance of certain debt and leasing obligations and other service providers. Upon surrender of the warrants, the holder was entitled to purchase one share of Pinstripes Common Stock at the predetermined exercise price, as defined in the warrant agreement, ranging from $0.01 to $10.00. The warrants expired at the earlier of 10 years from the date of issue (various dates during fiscal years 2022 through 2028) or upon consummation of an initial public offering by Pinstripes or certain other company transactions. During the first twenty-four weeks of fiscal 2024, there were no warrants exercised. During the fiscal year ended April 30, 2023, there were no warrants exercised. Each outstanding warrant automatically converted to shares Pinstripes Common Stock upon consummation of the Business Combination and such shares of Pinstripes Common Stock were automatically cancelled and extinguished and converted into the right to receive shares of New Pinstripes Common Stock in accordance with the Business Combination Agreement.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022
Net cash (used in) operating activities	$(15,924)	$(997)
Net cash (used in) investing activities	(9,793)	(3,539)
Net cash provided by (used in) financing activities	25,272	(893)
Net (decrease) increase in cash and cash equivalents	$(455)	$3,478

Operating Activities ($ in thousands)

Net cash used in operating activities was $15,924 for the twenty-four weeks ended October 15, 2023 compared to $997 for the twenty-four weeks ended October 9, 2022. The increase in net cash used in operating activities was due to a higher operating loss driven by higher pre-opening expenses and other store operating expenses in the twenty-four weeks ended October 15, 2023 as compared to the twenty-four weeks ended October 9, 2022.

Investing Activities ($ in thousands)

Net cash used in investing activities was $9,793 for the twenty-four weeks ended October 15, 2023 compared to $3,539 for the twenty-four weeks ended October 9, 2022. Our purchase of property and equipment of $5,244, increased in the twenty-four weeks ended October 15, 2023 from $579 in the twenty-four weeks ended October 9, 2022 in connection with construction of six locations that are expected to open in the remainder of fiscal 2024.

Financing Activities ($ in thousands)

Net cash provided by financing activities was $25,272 for the twenty-four weeks ended October 15, 2023 compared to net cash used in financing activities of $893 for the twenty-four weeks ended October 9, 2022. The primary component of net cash provided by financing activities for the twenty-four weeks ended October 15, 2023 was proceeds from the issuance of the Series I Preferred Stock and incurrence of indebtedness under the Silverview Facility and the Granite Creek Facility.

Contractual Obligations and Commitments

Our contractual obligations and commitments as of October 15, 2023 were as follows:

(in thousands)	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Operating lease obligations	$253,684	$22,187	$53,345	$46,207	$131,945
Long-term debt (principal)	$43,484	$1,055	$13,176	$28,753	$500
Interest Expense	$19,176	$5,536	$9,467	$3,759	$414
	$316,344	$28,778	$75,988	$78,719	$132,859

Off-Balance Sheet Arrangements

As of the date of this Current Report on Form 8-K, we do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires us to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. Our most significant estimates and judgments involve difficult, subjective, or complex judgements made by management. Actual results may differ from these estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected. We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations. For further information, see Note 2 to our audited consolidated financial statements included in the definitive proxy statement/consent solicitation statement/prospectus.

Leases

We have made an accounting policy election applicable to all asset classes not to record leases with an initial term of twelve months or less on the balance sheet as allowed within ASC 842. We lease all of our locations from third parties. For leases with an initial term greater than twelve months, a related lease liability is recorded on the balance sheet at the present value of future fixed payments discounted at our estimated fully collateralized borrowing rate corresponding with the lease term (i.e. incremental borrowing rate). In addition, a right-of-use asset is recorded as the initial amount of the lease liability, plus any initial direct costs incurred and lease prepayment, less any tenant improvement allowance incentives received. Most of our leases include one or more options to renew, with terms that can extend from five to ten years. To determine the expected lease term, we excluded all options to renew as it is not reasonably certain we would exercise these options.

Lease payments include fixed payments and variable payments for common area maintenance costs, real estate taxes, insurance related to leases or additional rent based upon sales volume (variable lease cost). Variable lease costs are expensed as incurred whereas fixed lease costs are recorded on a straight-line basis over the life of the lease. We do not separate lease and non-lease components (e.g. common area maintenance), which is a policy maintained for all asset classes. Leases do not contain any material residual value guarantee or material restrictive covenants.

The discount rate used to determine the amount of right-of-use assets and lease liabilities is the interest rate implicit in the lease, when known. If the rate is not implicit in the lease, we use our incremental borrowing rate, which is derived based on available information at the commencement date.

Impairment of Long-lived Assets

We review long-lived assets, such as property and equipment, and operating lease right-of-use assets with definitive lives, for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We perform our long-lived asset impairment analysis by grouping assets and liabilities at the individual store level, since this is the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows.

In determining the undiscounted future cash flows, we consider historical cash flows and other relevant factors and circumstances, including the maturity of the store, changes in the economic environment, unfavorable changes in business climate and future operating plans. The significant inputs used in determining our estimate of the projected undiscounted future cash flows include future revenue growth, changes in store labor and operating costs, future lease payments and projected operating margins as well as the estimate of the remaining useful life of the assets.

Revenue Recognition

We recognize food and beverage revenues and recreation revenue when payment is tendered at the point of sale as the performance obligation has been satisfied. Food and beverage revenues include the sale of food and beverage products. Recreation revenue includes bowling and bocce sales. We recognize revenues net of discounts and taxes. We defer event deposits received from guests and recognized such deposits as revenue when the event is held. Event deposits received from customers in advance are included in amounts due to customers, and we recognize revenues from events when the event takes place.

We sell gift cards, which do not have expiration dates, and do not deduct non-usage fees from outstanding gift card balances. We record gift card sales as a liability and recognized as revenue upon redemption by the customer. For unredeemed gift cards that we expect to be entitled to breakage and for which there is no legal obligation to remit the unredeemed gift card balances to the relevant jurisdictions, we recognize expected breakage as revenue in proportion to the pattern of redemption by the customers. The determination of the gift card breakage is based on our specific historical redemption patterns. The contract liability related to our gift cards is included in amounts due to customers in the Consolidated Balance Sheets. We report revenues net of sales tax collected from customers. We include sales tax collected in other accrued liabilities on the Consolidated Balance Sheets until the taxes are remitted to the appropriate taxing authorities.

Classification of Instruments as Liabilities or Equity

We have applied ASC 480, “Distinguishing Liabilities from Equity,” to classify as a liability or equity certain redeemable and/or convertible instruments, including the Company’s preferred stock. We determine the liability classification if the financial instrument is mandatorily redeemable for cash or by issuing a variable number of equity shares.

If we determine that a financial instrument should not be classified as a liability, we then determine whether the financial instrument should be presented between the liability section and the equity section of the balance sheet as temporary equity. We determine financial instruments as temporary equity if the redemption of the preferred stock or other financial instrument is outside the control of the Company. Otherwise, we account for the financial instrument as permanent equity.

Emerging Growth Company

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies for up to five years or until we are no longer an emerging growth company. We expect to qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We have elected not to opt out of such extended transition period, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosure about Market Risk

Commodities Price Risk

We are exposed to commodity price risks. Many of the ingredients we use to prepare our food, as well as our packaging materials and utilities to run our locations, are ingredients or commodities that are affected by the price of other commodities, exchange rates, foreign demand, weather, seasonality, production, availability and other factors outside our control. We work closely with our suppliers and use a mix of forward pricing protocols under which we agree with our supplier on fixed prices for deliveries at some time in the future, fixed pricing protocols under which we agree on a fixed price with our supplier for the duration of that protocol, formula pricing protocols under which the prices we pay are based on a specified formula related to the prices of the goods, such as spot prices, and range forward protocols under which we agree on a price range for the duration of that protocol. Generally, our pricing agreements with suppliers range from one to three years, depending on the outlook for prices of the particular ingredient. In some cases, we have minimum purchase obligations. We have tried to increase, where practical, the number of suppliers for our ingredients, which we believe can help mitigate pricing volatility, and we follow industry news, trade issues, exchange rates, foreign demand, weather, crises, and other world events that may affect our ingredient prices. Increases in ingredient prices could adversely affect our results if we choose for competitive or other reasons not to increase menu prices at the same rate at which ingredient costs increase, or if menu price increases result in customer resistance. We also could experience shortages of key ingredients if our suppliers need to close or restrict operations due to unforeseen events, such as during the COVID-19 outbreak.

Interest Rate Risk

An increase in interest rates could impact our ability to secure financing to fund growth initiatives, such as growth capital expenditures and acquisitions. In addition, rising interest rates could also limit our ability to refinance our existing debt obligations as they come due or result in us paying higher interest rates upon refinancing our existing debt obligations. We do not currently have floating rate debt.

Inflation Risk

We have a substantial number of hourly employees who are paid wage rates at or based on the applicable federal, state, or local minimum wage, and increases in the minimum wage, the elimination of the sub-minimum wage applicable to tipped positions, and other upward pressure on wage rates, will increase our labor costs. While we have been able to partially offset inflation and other changes in the costs of core operating resources by gradually increasing menu prices, coupled with more efficient purchasing practices, productivity improvements and greater economies of scale, there can be no assurance that we will be able to continue to do so in the future. From time to time, competitive conditions could limit our menu pricing flexibility. In addition, macroeconomic conditions could make additional menu price increases imprudent. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our customers without any resulting change to their visit frequencies or purchasing patterns. In addition, there can be no assurance that we will generate same stores sales growth in an amount sufficient to offset inflationary or other cost pressures.